Exhibit 10.3

February 26, 2016

ACREFI Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: Jessica Lomm

ACREFI Operating, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: Stuart A. Rothstein

Dear Sirs:

Reference is hereby made to that certain Management Agreement, dated as of September 29, 2009 (as amended or modified from time to time, the “ARI Management Agreement”), by and among Apollo Commercial Real Estate Finance, Inc. (the “Company”), ACREFI Operating, LLC and ACREFI Manager, LLC (the “ACREFI Manager”) and that certain Management Agreement, dated as of July 27, 2011 (as amended or modified from time to time, the “AMTG Management Agreement”), by and among Apollo Residential Mortgage, Inc. (“AMTG”), ARM Operating, LLC and ARM Manager, LLC (the “ARM Manager”).

On or about the date hereof, the Company intends to enter into an Agreement and Plan of Merger by and among the Company, Arrow Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), and AMTG (the “Merger Agreement”), pursuant to which (subject to the terms and conditions thereof), (i) Merger Sub shall be merged with and into AMTG, with AMTG as the surviving entity in such merger, and (ii) promptly thereafter, AMTG shall be merged with and into the Company, with the Company as the surviving entity in such merger (such mergers, the “Mergers”). Capitalized terms used but not defined herein have the meanings set forth in the ARI Management Agreement.

In connection with the Company’s entry into the Merger Agreement, the Company has requested that the ACREFI Manager enter into this letter agreement to set forth certain agreements and understandings between the Company and the ACREFI Manager. Intending to be legally bound hereby, the ACREFI Manager hereby acknowledges and irrevocably agrees as follows:

1. Upon the closing of the Mergers, the AMTG Management Agreement shall be assigned to the Company as a successor organization to AMTG in accordance with Section 14(a) of the AMTG Management Agreement (the “Assignment”). Under the terms of the AMTG Management Agreement, following the Assignment, the Company will be bound by the AMTG Management Agreement.

2. The parties agree that with effect from the date on which the Mergers become effective, an amount calculated in accordance with Schedule A hereto will be added to Stockholders’ Equity for purposes of calculating the Base Management Fee (as defined in the ARI Management Agreement) due to the ACREFI Manager under the ARI Management Agreement. The parties further agree that from and after the consummation of the Mergers, on each occasion on which the Company (as successor in interest to AMTG) is required, pursuant to the terms of the AMTG Management Agreement, to pay to ARM Manager the Base Management Fee provided for in the AMTG Management Agreement with respect to the calendar quarter then most recently ended, (to the extent actually paid or payable, the “ARM Base Management Fee Amount”), each such ARM Base Management Fee Amount shall offset, and thereby reduce (but not below zero), the Company’s obligation to pay the Base Management Fee provided for in the ARI Management Agreement with respect to the same calendar quarter.

3. Until the closing of the Mergers or earlier termination of the Merger Agreement in accordance with its terms, the ACREFI Manager shall perform (or cause to be performed) such services and activities, for or on behalf of the Company, and as reasonably requested by the Company or its representatives, as may be necessary or appropriate to enable the Company to consummate the Mergers and the other transactions contemplated by the Merger Agreement in accordance with the terms thereof, including without limitation assisting the Company and its Subsidiaries and their respective representatives, agents and advisors in performing and complying with the Company’s obligations under the Merger Agreement.

4. In consideration of the services provided and to be provided by the ACREFI Manager and its affiliates prior to and after the date of this letter agreement in respect of the Mergers and the other actions contemplated pursuant to the Merger Agreement, in addition to any amounts otherwise payable under the ARI Management Agreement, the Company shall pay to the ACREFI Manager an amount equal to $150,000 per month on the first business day of each calendar month occurring after the date hereof and continuing until the consummation of the Mergers; provided, however, that in no event shall the Company pay an aggregate amount to the ACREFI Manager pursuant to this letter agreement in excess of $500,000.

This letter agreement and the rights and obligations of the parties under this letter agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to conflicts of law principles to the contrary.

The parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by any of them of the provisions of this letter agreement and each hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

The terms of this letter agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this letter agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective successors and permitted assigns) any legal or equitable right, remedy or claim under or in respect of this letter agreement or any provisions contained herein, as a third party beneficiary or otherwise. No supplement, modification, waiver or amendment of this letter agreement shall be binding with respect to any party hereto unless the same shall be in writing and duly executed by such party.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This letter agreement shall become binding when one or more counterparts of this letter agreement, individually or take together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Reminder of Page Intentionally Blank]

2

Sincerely,

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
	Name:	Stuart A. Rothstein
	Title:	President and Chief Executive Officer

ACREFI OPERATING, LLC
By:	Apollo Commercial Real Estate Finance, Inc.
its Sole and Managing Member

By:	/s/ Stuart A. Rothstein
	Name:	Stuart A. Rothstein
	Title:	President and Chief Executive Officer

[Signature Page to Letter Agreement]

AGREED AND ACCEPTED
AS OF THE DATE FIRST WRITTEN ABOVE:

ACREFI MANAGEMENT, LLC

By:	/s/ Jessica Lomm
	Name:	Jessica Lomm
	Title:	Vice President

[Signature Page to Letter Agreement]

Schedule A

The following amount shall be added to Stockholders’ Equity for purposes of calculating the Base Management Fee (as defined in the ARI Management Agreement) due to the ACREFI Manager under the ARI Management Agreement upon closing of the Mergers:

Amount = $396,950,000